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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-59142

    PROSPECTUS

COX COMMUNICATIONS, INC.

Class A Common Stock

    The persons described under the caption "Selling Stockholders" on page 9 of this prospectus may offer and sell from time to time up to 7,578,779 shares of our Class A common stock under this prospectus. The registration of these shares does not necessarily mean that the selling stockholders will offer or sell their shares.

    The Class A common stock is listed on the New York Stock Exchange under the ticker symbol "COX". On July 12, 2001, the closing sale price on the New York Stock Exchange of a single share of the Class A common stock was $42.12.

    The Class A common stock beneficially owned by the selling stockholders is deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, Inc. The shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes may be offered for sale from time to time by the selling stockholders in brokerage transactions at prevailing market prices, in transactions at negotiated prices or otherwise. No representation is made that any shares of Class A common stock will or will not be offered for sale. We will not receive any proceeds from the sale by the selling stockholders of shares of Class A common stock. Cox Enterprises will pay all costs, expenses and fees in connection with the registration of the Class A common stock, except that all selling commissions and fees incurred by the selling stockholders will be borne by such holders.

    The selling stockholders and the brokers who sell shares of our Class A common stock may be underwriters within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the selling stockholders or such brokers on the sale of any shares of Class A common stock may constitute underwriting commissions.

    You should carefully review "Risk Factors" beginning on page 3 for a discussion of risks you should consider when investing in our common stock.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are authorized to offer to sell, and seek offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 16, 2001.

TABLE OF CONTENTS

Summary	1
Risk Factors	3
Use of Proceeds	5
Price Range and Dividend History of The Class A Common Stock	5
Description of Capital Stock	6
Selling Stockholders	9
Plan of Distribution	14
Legal Matters	16
Experts	16
Where You Can Find More Information	16
Information Incorporated by Reference	17

    This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any share of Class A common stock offered hereby by any person in any jurisdiction in which it is unlawful for such person to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that there has been no change in our affairs or that the information set forth or incorporated by reference herein is correct as of any date subsequent to the date hereof or thereof.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus, as well as information incorporated by reference into this prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. Forward-looking statements include, but are not limited to, statements relating to our future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results and events could differ materially from those contemplated by these forward-looking statements as a result of various risks and uncertainties such as those risks described in this prospectus and in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2000. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained or incorporated by reference in this prospectus will in fact occur. Potential investors should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

i

SUMMARY

    The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing or incorporated by reference in this prospectus, including our consolidated financial statements and the accompanying notes. Because this is a summary, it may not contain all the information that may be important to you. You should read this entire prospectus, as well as the information incorporated by reference, before making a decision to invest in our Class A common stock. When used in this prospectus, unless the context requires otherwise, the terms "we," "our" and "us" refer to Cox Communications, Inc. and its subsidiaries and not the selling stockholders.

COX COMMUNICATIONS, INC.

    We are one of the nation's largest multi-service advanced communications companies with U.S. broadband network operations and investments focused on cable programming, telecommunications and technology. We operate in one operating segment, broadband communications.

    Our business strategy is to utilize the technological capabilities of our advanced broadband network, our strong locally and regionally clustered cable systems and our longstanding commitment to superior customer service to provide an array of entertainment and communications services to both residential and commercial customers in our markets. Today, these services primarily include analog and digital video, high-speed Internet access and local and long-distance telephone service. Additional services may include video-on-demand, Internet to the television, targeted advertising and other types of interactive and e-commerce applications.

    In addition, we have sought to utilize our expertise and position as one of the nation's premier broadband communications companies to invest in programming, telecommunications and technology companies which are complementary to our business strategy. We believe that these investments have contributed to the growth of our broadband communications business and that our leadership position in the industry has facilitated the growth of these investments. We seek to utilize insights gained from the integrated operations of our cable systems and related programming, telecommunications and technology investments to continue our leadership in the broadband communications industry by anticipating and capitalizing upon long-term industry trends.

    We are an indirect 67.8% majority-owned subsidiary of Cox Enterprises, Inc. Cox Enterprises, a privately-held corporation headquartered in Atlanta, Georgia, is one of the largest diversified media companies in the U.S. with consolidated revenues in 2000 approaching $8.0 billion. Cox Enterprises, which has a 103-year history in the media and communications industry, publishes 18 daily newspapers and owns or operates 15 television stations. Through its indirect majority-owned subsidiary, Cox Radio, Inc., Cox Enterprises will own or operate or provide sales and marketing services for 82 radio broadcast stations pending consummation of all announced transactions. Cox Enterprises is also an operator of wholesale auto auctions through Manheim Auctions, Inc., an indirect wholly-owned subsidiary.

    Our principal executive offices are located at 1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319. Our telephone number is (404) 843-5000.

THE OFFERING

    The shares of our Class A common stock covered by this prospectus are being registered to permit secondary trading and so that certain selling stockholders may offer the shares for sale from time to time. For a discussion of the manner in which the selling stockholders may offer their shares of Class A common stock, see "Plan of Distribution."

    All of the selling stockholders will receive their shares of Class A common stock from Cox Enterprises upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises. Cox Enterprises privately placed $450.0 million aggregate principal amount of the exchangeable notes in February 2001 in a transaction exempt from the registration requirements of the Securities Act of 1933. In March 2001, Cox Enterprises sold an additional $9.0 million aggregate principal amount of the exchangeable notes upon the partial exercise of an over-allotment option granted to the initial purchasers of the exchangeable notes. In connection with the offering by Cox Enterprises, we agreed to register the shares of Class A common stock offered hereby. The exchange notes are obligations of Cox Enterprises. We have no obligations to deliver shares of Class A common stock or cash in lieu thereof upon exchange of the Cox Enterprises notes.

RISK FACTORS

    You should carefully consider each of the following risks relating to the offer and sale of the Class A common stock. Our business may also be adversely affected by risks and uncertainties not presently known to us or that we currently believe to be immaterial. For a description of other risks associated with our business, we refer you to our most recent and future filings under the Securities Exchange Act of 1934.

We are controlled by Cox Enterprises whose interests may be different than your interests.

    As of December 31, 2000, Cox Enterprises owned approximately 67.8% of our outstanding equity and 77.2% of our voting power. Cox Enterprises therefore controls substantially all actions to be taken by our stockholders, including the election of all the directors of our board. Cox Enterprises' voting control may have the effect of discouraging offers to acquire us because the consummation of any such acquisition would require the approval of Cox Enterprises. The interests of Cox Enterprises, which operates businesses in other industries, including radio and television broadcasting and newspapers, may from time to time differ from your interests, particularly with regard to new business opportunities.

The cable industry is heavily regulated.

    The cable industry is subject to extensive regulation on the federal, state, and local levels. In addition, many aspects of such regulations remain the subject of judicial proceedings and administrative or legislative proposals. The Cable Television Consumer Protection and Competition Act of 1992, referred to as the 1992 Cable Act, significantly expanded the scope of cable regulation. In particular, under the 1992 Cable Act, the Federal Communications Commission adopted regulations that limit our ability to set rates for basic service and equipment, such as converter boxes and remote control units, in communities where effective competition, as defined by federal law, is lacking. Current FCC regulations limit our ability to increase revenues by increasing rates for regulated services and equipment where local franchise authorities have been certified by the FCC and have elected to regulate basic cable and equipment rates. Consequently, certain local franchise authorities may attempt to require future rate reductions or refunds for basic services and equipment. The Telecommunications Act of 1996, referred to as the 1996 Telecom Act, eliminated rate regulation for cable programming services, other than basic service and equipment, provided after March 31, 1999.

    Regulation of the cable industry, however, including the rates charged for regulated services under present FCC rules, remains a matter of interest to Congress, the FCC and other regulatory authorities. For example, the FCC and some local jurisdictions are considering proposals by various Internet service providers to require that cable operators provide non-discriminatory access to the cable operators' broadband facilities for the purpose of allowing Internet service providers to deliver their services directly to cable operators' customers. In connection with franchise transfers, renewals, or general regulation of cable operations, a few local franchising authorities have imposed or attempted to impose such so-called open access conditions. In the few instances where local franchising authorities have imposed such requirements, federal courts have struck them down as violations of the Communications Act of 1934 or the United States Constitution, although the rationales for each decision have varied. The ultimate regulatory classification of Internet services provided by cable operators—whether an information service, telecommunications service, or cable service under the Communications Act of 1934—will affect our operations, including but not limited to whether we will be required to pay local government franchise fees on cable Internet revenues. Two federal district courts have classified cable Internet service as a cable service, whereas one federal appellate court classified it as a service with both information and telecommunications service components. Another federal appellate court concluded that Internet service is neither a cable service nor a telecommunications service, but rather an information service. These conflicting rulings increase the possibility that the classification of cable Internet service could be decided by the Supreme Court. In addition, the FCC recently initiated an administrative proceeding to gather information about various regulatory and policy issues concerning cable Internet services. We cannot predict the ultimate outcome of these judicial and administrative proceedings or what effect, if any, future actions by legislative and regulatory authorities may have on us.

    Cable companies operate under franchises granted by local authorities that are subject to renewal and renegotiation from time to time. No assurance is possible that local authorities will grant future franchise renewals or that renewal will be made on similar terms and conditions.

Our industry is highly competitive.

    Cable systems generally operate in a competitive environment pursuant to non-exclusive franchises. The 1992 Cable Act prohibits local franchise authorities from unreasonably denying requests for additional competitive franchises and permits franchise authorities to operate their own competitive cable systems. Well-financed businesses from outside the cable industry, including but not limited to the public utilities that own certain of the poles on which our cable is attached, have become competitors for franchises or providers of competing services in certain areas. In addition, we face competition from other cable operators, including private cable (also known as satellite master antenna television), wireless cable (multichannel multipoint distribution systems), and open video system companies. The cable clusters we own also compete with other communications and entertainment media, including conventional television broadcasting services, newspapers, motion picture theatres, live sporting events, interactive online computer services (including Internet-based services), home video products, and direct broadcast satellite. Direct broadcast satellite services transmit television programming and high-speed Internet signals by satellite to receiving facilities located on customer premises. Direct broadcast satellite is the cable industry's largest competitor, and the number of satellite subscribers continues to grow. Direct broadcast satellite services are available throughout the country and offer programming comparable to that provided by cable systems. We cannot predict the extent to which competition will affect us in the future.

    The 1996 Telecom Act allows local exchange telephone companies, referred to as LECs, and others to provide a wide variety of video services directly to subscribers in competition with services provided by cable systems. Various LECs currently are providing video services within and outside their telephone service areas through a variety of distribution methods, including both broadband wireline and wireless transmission facilities. We cannot predict the likelihood of success of such competitive video service ventures by LECs or their impact on us.

    Legislation was introduced last year in Congress which, among other things, would have required cable operators to offer interconnection to unaffiliated Internet service providers on terms and conditions that are fair, reasonable, and non-discriminatory, and would have permitted the FCC to set the rates, terms, and conditions of such interconnection. Although the legislation was not enacted and has yet to be introduced in the current congressional session, its sponsors have stated that it will soon be re-introduced. We cannot predict if similar proposals will be introduced or adopted in the future or whether such proposals, administrative proceedings, or litigation will have a material impact on our business and operations. Moreover, advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are occurring constantly. Thus, no prediction is possible regarding the effect of ongoing or future developments on the cable industry in general or on our operations in particular.

USE OF PROCEEDS

    All net proceeds from the sale of the shares will go to the stockholders who offer and sell them. We will not receive any proceeds from the sale of shares by the selling stockholders.

PRICE RANGE AND DIVIDEND HISTORY OF THE CLASS A COMMON STOCK

    Our Class A common stock is listed and traded on the NYSE under the symbol "COX."

    The following table sets forth, for the calendar quarters indicated (ended March 31, June 30, September 30 and December 31), the range of high and low sale prices of our Class A common stock as reported on the NYSE Composite Tape since the first quarter 1999. To date, we have never paid a cash dividend on the Class A common stock.

    Prices prior to the second quarter 1999 have been adjusted to reflect a two-for-one stock split effective May 1999.

Class A Common Stock

	High	Low
1999:
First quarter	$41.28	$32.00
Second quarter	44.44	32.78
Third quarter	42.25	34.25
Fourth quarter	52.00	38.69
2000:
First quarter	58.38	41.25
Second quarter	51.50	37.31
Third quarter	47.88	31.69
Fourth quarter	48.00	36.00
2001:
First quarter	50.25	39.36
Second quarter	47.00	39.75
Third quarter (through July 12, 2001)	44.44	41.43

DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock sets forth general terms and provisions of the particular issuance of capital stock. The following description also sets forth selected provisions of our certificate of incorporation and bylaws. This description is a summary only and is qualified in its entirety by our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

    Our certificate of incorporation authorizes us to issue 671,000,000 shares of Class A common stock, 62,000,000 shares of Class C common stock and 10,000,000 shares of preferred stock. As of December 31, 2000, there were outstanding 572,227,128 shares of Class A common stock, 27,597,792 shares of Class C common stock and 4,836,372 shares of Series A convertible preferred stock.

  Common Stock

    Except with respect to voting, transfer and convertibility, shares of Class A common stock and shares of Class C common stock are identical in all respects. Class A common stockholders are entitled to one vote per share, while Class C common stockholders are entitled to ten votes per share. The shares of Class C common stock are subject to significant transfer restrictions.

    Voting.  The Class A common stockholders and the Class C common stockholders vote together as a single class on all actions, except that the affirmative vote of the holders of a majority of outstanding shares of Class A common stock and Class C common stock voting separately as a class is required:

  •
  to approve any amendment to our certificate of incorporation that would alter or change the powers, preferences or special rights of such class in a way that adversely affects the holders of such class; and

  •
  to approve such other matters as may require a class vote under the Delaware General Corporation Law.

    Dividends and Other Distributions.  Each share of common stock is equal in respect of dividends and other distributions in cash, stock or property, including distributions upon our liquidation or a sale of all or substantially all of our assets. However, in the case of dividends or other distributions payable on either class of common stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Class A common stock will be distributed with respect to outstanding Class A common stock and only Class C common stock will be distributed with respect to outstanding Class C common stock. Neither the Class A common stock nor the Class C common stock will be split, divided or combined unless each other class is proportionately split, divided or combined.

    We have never declared or paid cash dividends on our Class A common stock and currently intend to retain any future earnings for use in developing and operating our businesses. Accordingly, we do not expect to pay cash dividends on the Class A common stock in the foreseeable future.

    Restrictions on Transfer of Class C Common Stock; Convertibility of Class C Common Stock into Class A Common Stock.  Cox Holdings, Inc. and Cox DNS, Inc. hold all of the shares of Class C common stock currently outstanding. Cox Holdings and Cox DNS are wholly-owned subsidiaries of Cox Enterprises. Shares of the Class C common stock are convertible at any time, or from time to time, at the Class C stockholder's option, into Class A common stock on a share-for-share basis. Shares of Class C common stock will be converted automatically into shares of Class A common stock on a share-for-share basis:

  •
  at any time our board of directors and the holders of a majority of the shares of Class C common stock then outstanding approve conversion of all shares of Class C common stock into Class A common stock;

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  if the Class A common stock is precluded from trading on any national securities exchange or national quotation system as a result of the Class C common stock's existence;

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  upon election by our board of directors in connection with the approval of any sale or lease of all or substantially all of our assets or any merger, consolidation, liquidation or dissolution; or

  •
  upon election by our board of directors, after the board has determined there has been a material adverse change in the outstanding Class A common stock's liquidity, marketability or market value due to its exclusion from a national exchange or quotation system or due to federal or state legal requirements, in either case because of the Class C common stock's existence.

    Liquidation, Dissolution or Winding Up.  In the event of our liquidation, dissolution or winding up, whether voluntary or not, the Class A common stockholders and the Class C common stockholders shall be entitled to share ratably, according to their respective interests, in our assets which remain after payment, or provision of payment, of our debts and other liabilities and the preferential amounts due to the holders of any stock ranking prior to the common stock in the distribution of assets.

  Preferred Stock

    We may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations and restrictions as our board of directors may authorize, without further action by our stockholders, including but not limited to:

  •
  the distinctive designation of each series and the number of shares that will constitute the series;

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  the voting rights, if any, of shares of the series;

  •
  the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates on which dividends are payable;

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  the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

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  the purchase or sinking fund provisions, if any, for the purchase or redemption of shares in the series;

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  any preferential amount payable upon shares of the series in the event of our liquidation, dissolution or winding up or the distribution of our assets; and

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  the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible.

  Series A Convertible Preferred Stock

    In October 1998, we completed the acquisition of a cable system located in Las Vegas, Nevada, and certain related businesses previously owned by Prime South Diversified, Inc. We issued shares of Series A preferred stock as part of the consideration for the acquisition.

    Dividends.  Series A preferred stockholders are entitled to dividends only when, and to the extent that, our board of directors declares such dividends.

    Voting.  Series A preferred stockholders are entitled to one vote per share, and such holders vote together with the holders of Class A common stock and Class C common stock on all matters upon which the holders of the Class A common stock and Class C common stock holders are entitled to vote.

    Conversion.  Shares of the Series A preferred stock are convertible into shares of Class A common stock at the preferred stockholders' option only after October 1, 2003, a change of control of us or notification of our liquidation, whichever event occurs first. Shares of the Series A preferred stock are convertible into shares of Class A common stock according to a formula based upon 20.0% of the fair value of our subsidiary that holds the Las Vegas cable system and the average closing price of the Class A common stock over a specified ten-day period. Shares of the Series A preferred stock will convert automatically into shares of Class A common stock, if our subsidiary that holds the Las Vegas cable system makes a distribution on its capital stock or upon the sale of all or substantially all of that subsidiary's assets, according to the formula described above.

    Redemption.  At any time after October 1, 2028 or in the event that certain holders of the Series A preferred stock no longer hold the investment power with respect to at least 50% of the then outstanding shares of Series A preferred stock, Cox may redeem all, but not less than all, of the outstanding shares of Series A preferred stock at a price per share of $22.1375 plus any accrued and unpaid dividends.

    Right of First Offer for Series A preferred stock.  The holders of the Series A preferred stock have agreed that, prior to any sale of shares of Series A preferred stock, such shares will be offered to Cox. Additionally, the holders of the Series A preferred stock have agreed to sell shares of Series A preferred stock only for cash.

  Anti-Takeover Provisions

    Cox's certificate of incorporation contains a supermajority provision requiring that business combination transactions between Cox and persons who beneficially own 5% or more of Cox's voting stock, referred to as related persons, be approved by the holders of at least 80% of Cox's voting stock as well as the holders of a majority of the voting stock held by persons other than related persons. This voting provision does not apply to any business combination which is approved by a majority of Cox's directors that are unaffiliated with the related persons. Additionally, the 80% voting requirement does not apply to business combinations in which Cox's stockholders are to receive, in exchange for their capital stock, cash, securities or other property, assuming certain fair price standards are met, as more fully described in Article IX of Cox's certificate of incorporation. This voting provision may make it more difficult for a party to effect a business combination with Cox.

    Section 203 of the Delaware General Corporation Law prohibits Cox from engaging in a business combination with an interested stockholder. This restriction applies for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to an interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of Cox's voting stock. Section 203 could delay, defer or prevent a change in control of Cox. It might also reduce the price that investors might be willing to pay in the future for shares of common stock.

  Transfer Agent

    The transfer agent and registrar for the Class A common stock is First Chicago Trust Company of New York, a division of EquiServe.

SELLING STOCKHOLDERS

    Cox Enterprises initially sold its 2% Exchangeable Senior Notes due 2021 to Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, ABN AMRO Rothschild LLC, Fleet Securities, Inc., J.P. Morgan Securities Inc. and SG Cowen Securities Corporation. These initial purchasers resold the exchangeable notes in transactions exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchasers to be qualified institutional buyers (as defined in Rule 144A). Selling stockholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all the Class A common stock received upon exchange of the Cox Enterprises notes pursuant to this prospectus.

    The selling stockholders have represented that they purchased the Cox Enterprises notes and the Class A common stock deliverable upon exchange of those notes for their own account, for investment only and not with a view toward selling or distributing them, except through sales registered under the Securities Act or exemptions therefrom. We agreed with the initial purchasers to file this registration statement to register the resale of the Class A common stock deliverable upon exchange of the Cox Enterprises notes. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the date on which the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes no longer qualify as registrable securities under the registration rights agreement.

    The shares of Class A common stock listed as beneficially owned by the selling stockholders in the table below are deliverable upon exchange of the Cox Enterprises notes. Holders of the Cox Enterprises notes may exchange their notes at any time before the close of business on February 15, 2021, unless the exchangeable notes have been previously redeemed or repurchased by Cox Enterprises. Each $1,000 principal amount of the Cox Enterprises notes is exchangeable for 16.5115 shares of Class A common stock. Upon exchange, Cox Enterprises may elect to pay holders cash based on the average sale price of the Class A common stock. The exchange rate may be adjusted for certain reasons but will not be adjusted for accrued interest.

    The exchangeable notes are obligations of Cox Enterprises. We have no obligation to deliver shares of Class A common stock or cash in lieu thereof upon exchange of the notes issued by Cox Enterprises.

    The shares of Class A common stock covered by this prospectus are being registered to permit secondary trading and so that the selling stockholders may offer the shares for sale from time to time. See "Plan of Distribution." Except as described below and based solely on information provided by the selling stockholders, none of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the Class A common stock and our other securities.

    The following table sets forth, as of July 13, 2001, information regarding the beneficial ownership of our Class A common stock by the selling stockholders. The information regarding the identity of the selling stockholders and their affiliations, including their beneficial ownership of our securities, is based solely on information provided by or on behalf of the selling stockholders.

    The selling stockholders may offer all, some or none of the Class A common stock deliverable upon exchange of the Cox Enterprises notes. Thus, we cannot estimate the amount of Class A common stock that will be held by the selling stockholders upon termination of any sales. The columns showing ownership after completion of the offering assumes that the selling stockholders will sell all of the Class A common stock offered by this prospectus. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Cox Enterprises notes since the date on which they provided the information about their Cox Enterprises notes in transactions exempt from the registration requirements of the Securities Act. This table assumes that other holders of Cox Enterprises notes and any future transferees from any such holders do not beneficially own any Class A common stock other than Class A common stock deliverable upon exchange of the Cox Enterprises notes.

Selling Stockholder(1)	Shares of Class A Common Stock Beneficially Owned Prior to Offering(2)	Shares of Class A Common Stock Offered Hereby(3)	Shares of Class A Common Stock Owned After the Offering(4)
APTRA Health Fund	5,944	5,944	0
AIG SoundShore Holdings Ltd.(5)	280,053	207,483	72,570
AIG SoundShore Opportunity Holding Fund Ltd.(6)	172,654	117,627	55,027
AIG SoundShore Strategic Holding Fund Ltd.(7)	117,496	71,164	46,332
The Allstate Corporation(8)	187,112	78,429	108,683
Bear, Stearns & Co., Inc.(9)	110,003	94,941	15,062
B.P. Amoco	16,511	16,511	0
Citadel Equity Fund Ltd.	37,150	37,150	0
D.E. Shaw Investments, L.P.(10)	186,461	115,580	70,881
D.E. Shaw Valence, L.P.(11)	745,846	462,322	283,524
Deutsche Banc Alex Brown	247,672	247,672	0
GLG Market Neutral Fund(12)	585,691	290,354	295,337
Granville Capital Corporation(13)	200,637	115,580	85,057
HighBridge International LLC(14)	1,139,523	288,951	850,572
Jackson Investment Fund Ltd.	28,895	28,895	0
JMG Capital Partners, LP	90,813	90,813	0
JMG Triton Offshore Fund, Ltd.	57,790	57,790	0
Key Asset Management, Inc.(15)	107,393	66,046	41,347
LB Series Fund, Inc., Income Portfolio No. RF02(16)	39,627	39,627	0
Lutheran Brotherhood(17)	99,069	99,069	0
Lutheran Brotherhood Income Fund(18)	23,941	23,941	0
Lutheran Brotherhood Limited Maturity Growth Fund	2,476	2,476	0
Mainstay Convertible Fund	87,510	87,510	0
Mainstay Strategic Value Fund	4,953	4,953	0
Mainstay VP Convertible Fund	19,813	19,813	0
New York Life Separate Account No. 7	13,209	13,209	0
Nomura Securities International Inc.	669,560	660,460	9,100
Quattro Fund, Ltd.(19)	74,974	24,767	50,207
R2 Investments, LDC(20)	960,769	511,856	448,913
Salomon Smith Barney Inc.(21)	751,487	550,658	200,829
TD Securities (USA) Inc.(22)	424,423	306,288	118,135
TQA Master Fund, Ltd.	49,534	49,534	0
TQA Master Plus Fund, Ltd.	74,301	74,301	0
UBS AG London Branch	1,296,152	1,296,152	0
Value Line Convertible Fund, Inc.(23)	24,780	16,511	8,269
Van Kampen Harbor Fund(24)	204,082	204,082	0
White River Securities, LLC(25)	110,003	94,941	15,062
Zola Partners, LP(26)	34,231	16,511	17,720
Any other holder of exchangeable notes or future transferee, pledgee, donee or successor of any such other holder(27)	1,088,867	1,088,867	0

(1)
Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

(2)
The exchange price (initially $60.56 per share) and the number of shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are subject to change under certain circumstances described in the indenture governing the notes. The indenture governing the Cox Enterprises notes also provides that if any fractional shares of Class A common stock are deliverable upon exchange, Cox Enterprises will pay cash in lieu of such fractional shares and accordingly, the number of shares listed in the table have been rounded down.

(3)
Assumes that the full amount of Cox Enterprises notes held by a selling stockholder is exchanged for shares of Class A common stock and offered hereunder by that selling stockholder. Since Cox Enterprises has the right to pay cash in lieu of delivering shares upon exchange, there can be no assurance that any selling stockholder will receive shares of Class A common stock upon exchange of its notes.

(4)
Because the selling stockholders may, pursuant to this prospectus, offer all or some portion of the shares they may acquire upon exchange of the Cox Enterprises notes, we cannot predict the amount or percentage of shares that will be held by the selling stockholders upon termination of any such sales. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Cox Enterprises notes and/or the underlying shares since the date on which they provided the information regarding their Cox Enterprises notes and shares in transactions exempt from the registration requirements of the Securities Act of 1933. See "Plan of Distribution." The selling stockholders may sell all, part or none of the shares listed in the table. The amounts listed in the table assume that each selling stockholder presents its notes to Cox Enterprises for exchange, receives shares of Class A common stock from Cox Enterprises and sells all of its shares of Class A common stock received in such exchange.

(5)
Of the shares listed as beneficially owned prior to and after the offering, 72,570 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, AIG SoundShore Holdings Ltd. holds 25,000 of our FELINE PRIDES.

(6)
Of the shares listed as beneficially owned prior to and after the offering, 41,170 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, AIG SoundShore Opportunity Holding Fund Ltd. holds 13,550 of our FELINE PRIDES and call options covering 5,000 shares of the Class A common stock.

(7)
Of the shares listed as beneficially owned prior to and after the offering, 36,881 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, AIG SoundShore Strategic Holding Fund Ltd. holds 10,850 of our FELINE PRIDES.

(8)
The Allstate Corporation is the parent company of Allstate Insurance Company, which is the parent company of Allstate Life Insurance Company. Of the shares listed as beneficially owned prior to the offering, 46,663 shares of Class A common stock are beneficially owned by Allstate Insurance Company and 119,810 shares of Class A common stock are beneficially owned by Allstate Life Insurance Company. Of the shares listed as beneficially owned after the offering, 46,663 shares are issuable to Allstate Insurance Company and 62,020 shares are issuable to Allstate Life Insurance Company upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale registration statement. In addition, Allstate Insurance Company holds 44,000 of our FELINE PRIDES and 63,500 of our PRIZES. Allstate Life Insurance Company holds $5,000,000 principal amount of our 7.75% Notes due 2006, $12,500,000 principal amount of our 7.50% Notes due 2004, $10,000,000 principal amount of our 7.75% Notes due 2010, $12,850,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold) and 3,500 of our Premium PHONES.

(9)
Of the shares listed as beneficially owned prior to and after the offering, 26,875 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(10)
Of the shares listed as beneficially owned prior to and after the offering, 70,881 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, D.E. Shaw Investments L.P. holds 10,000 of our FELINE PRIDES.

(11)
Of the shares listed as beneficially owned prior to and after the offering, 283,524 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, D.E. Shaw Valence, L.P. holds 217,500 of our FELINE PRIDES.

(12)
Of the shares listed as beneficially owned prior to and after the offering, 295,337 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(13)
Of the shares listed as beneficially owned prior to and after the offering, 279,979 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, Granville Capital Corporation holds $114,650,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold), 42,400 of our FELINE PRIDES and put options covering 150,000 shares of the Class A common stock.

(14)
Of the shares listed as beneficially owned prior to and after the offering, 850,572 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, HighBridge International LLC holds 23,700 of our Premium PHONES and $104,500,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(15)
Of the shares listed as beneficially owned prior to and after the offering, 41,347 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(16)
LB Series Fund, Inc., Income Portfolio No. RF02 holds $7,500,000 principal amount of our 7.75% Notes due 2010.

(17)
Lutheran Brotherhood holds $5,000,000 principal amount of our 6.40% Notes due 2008, 95,000 of our FELINE PRIDES and 70,000 of our PRIZES.

(18)
Lutheran Brotherhood Income Fund holds $2,500,000 principal amount of our 7.75% Notes due 2010.

(19)
Of the shares listed as beneficially owned prior to and after the offering, 50,207 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(20)
Of the shares listed as beneficially owned prior to and after the offering, 448,913 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, R2 Investments LDC holds $52,000,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold) and 451,000 of our FELINE PRIDES.

(21)
Of the shares listed as beneficially owned prior to and after the offering, 28,352 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. Salomon Smith Barney Inc. is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the Cox Enterprises notes.

(22)
Of the shares listed as beneficially owned prior to and after the offering, 118,135 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(23)
Of the shares listed as beneficially owned prior to and after the offering, 8,269 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(24)
Van Kampen Harbor Fund is associated with Morgan Stanley & Co. Incorporated, one of the initial purchasers of the Cox Enterprises notes and of our Convertible Senior Notes due 2021. Morgan Stanley has also performed various financial advisory and investment banking services from time to time for us and our affiliates. In addition, the Van Kampen funds hold an aggregate of $4,750,000 principal amount of our 6.875% Notes due 2005 and $10,000,000 principal amount of our 7.25% debentures due 2015.

(25)
Of the shares listed as beneficially owned prior to and after the offering, 26,875 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(26)
Of the shares listed as beneficially owned prior to and after the offering, 17,720 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(27)
We may from time to time include additional selling stockholders and information about such selling stockholders' plans of distribution in future supplements to this prospectus, if required. The amounts provided assume that any other holders of Cox Enterprises notes, or any future transferees, pledgees, donees or successors of or from any such holders of Cox Enterprises notes, do not beneficially own any Class A common stock other than the Class A common stock deliverable upon exchange of the Cox Enterprise notes.

PLAN OF DISTRIBUTION

    We are registering the shares of Class A common stock on behalf of the selling stockholders. References in this section to selling stockholders also include any permitted pledgees, donees, transferees or successors identified in a supplement to this prospectus as described below. The selling stockholders may, from time to time, sell any or all of their shares at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions on any national securities exchange or quotation service on which the Class A common stock may be listed or quoted at the time of the sale. The selling stockholders may offer their securities at various times in one or more of the following transactions:

  •
  in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  in block trades in which the broker-dealer will attempt to sell the shares of Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  in purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

  •
  in an exchange distribution in accordance with the rules of the applicable exchange;

  •
  in the over-the-counter market;

  •
  in private transactions other than in the over-the-counter market or on an exchange;

  •
  in connection with short sales of shares;

  •
  by pledge to secure debts and other obligations;

  •
  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

  •
  in a combination of any of the above transactions; or

  •
  any other method permitted pursuant to applicable law.

    The selling stockholders may sell their shares at market prices at the time of sale, at prices related to market prices, at negotiated prices or at fixed prices.

    The selling stockholders may use underwriters or broker-dealers to sell their shares. In effecting such sales, underwriters, brokers or dealers engaged by the selling stockholders may arrange for other underwriters, brokers or dealers to participate. Underwriters, brokers or dealers may purchase shares as principals for their own accounts and resell such shares pursuant to this prospectus. If this happens, the underwriters or broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. The selling stockholders, any underwriters, brokers, dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with these sales, and any profits realized or commissions received may be deemed underwriting compensation.

    The selling stockholders may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of Class A common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery, to that broker-dealer or other financial institution, of the shares offered under this prospectus. The shares that broker-dealers or other financial institutions receive in those types of transactions may be resold under this prospectus.

    The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of Rule 144.

    When a particular offering of shares is made, if required, we will distribute a prospectus supplement. That supplement will set forth the names of the selling stockholders, the aggregate amount and type of shares being offered, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockbrokers and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

    To comply with the securities law in some jurisdictions, the shares will be offered or sold in particular jurisdictions only through registered or licensed brokers or dealers. In addition, in some foreign jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and complied with.

    To comply with rules and regulations under the Securities Exchange Act of 1934, persons engaged in a distribution of the shares may be limited in their ability to engage in market activities with respect to such shares. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of these things may affect the marketability of the shares.

    All expenses of the registration of the shares will be paid by Cox Enterprises, including, without limitation, SEC filing fees and expenses of compliance with state securities or blue sky laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. Subject to some limitations, the selling stockholders will be indemnified by Cox Enterprises and us against civil liabilities, including liabilities under the Securities Act of 1933, or will be entitled to contribution in connection therewith. Cox Enterprises has, in turn, agreed to indemnify us against similar liabilities. Subject to some limitations, we and Cox Enterprises will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act of 1933, or will be entitled to contribution in connection therewith.

LEGAL MATTERS

    Dow, Lohnes & Albertson, PLLC, of Washington, D.C., passed upon the validity of the shares of Class A common stock offered by this prospectus.

EXPERTS

    The consolidated financial statements of Cox Communications, Inc. that are incorporated in this prospectus by reference from the Annual Report on Form 10-K of Cox Communications, Inc. for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act and file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy our SEC filings at the SEC's public reference rooms in Washington, D.C., New York and Chicago or obtain copies of such materials by mail. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the charges for mailing copies of the documents we have filed. You can also inspect and copy any of our SEC filings at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York, 10005.

INFORMATION INCORPORATED BY REFERENCE

    We file periodic reports with the SEC. SEC rules permit us to incorporate these filings by reference into this prospectus. By incorporating our SEC filings by reference, the following documents are made a part of this prospectus:

  •
  annual report on Form 10-K for the year ended December 31, 2000;

  •
  quarterly report on Form 10-Q for the quarter ended March 31, 2001;

  •
  current report on Form 8-K, dated February 13, 2001 and filed on February 20, 2001;

  •
  current report on Form 8-K/A, dated February 13, 2001 and filed on March 8, 2001;

  •
  current report on Form 8-K, dated March 9, 2001 and filed on March 12, 2001;

  •
  Cox's current report on Form 8-K, dated May 18, 2001 and filed May 25, 2001;

  •
  Cox's current report on Form 8-K/A, dated May 18, 2001 and filed July 12, 2001; and

  •
  definitive proxy statement for the 2001 annual meeting of stockholders, filed March 29, 2001.

    A description of our Class A common stock, par value $1.00 per share, appears in the section captioned "Description of Capital Stock" contained in our registration statement on Form 8-A/A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934 on April 11, 2001. That description is also incorporated herein by reference.

    All documents which we will file with the SEC, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of any offering of securities offered by this prospectus shall be deemed to be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed. Our SEC file number for documents filed under the Securities Exchange Act is 1-6590. We will provide without charge, to any person who receives a copy of this prospectus and any accompanying prospectus supplement, upon such recipient's written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

Mark W. Major, Treasurer
Cox Communications, Inc.
1400 Lake Hearn Drive, N.E.
Atlanta, Georgia 30319
Telephone: (404) 843-5000

    Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in:

  •
  the prospectus;

  •
  any accompanying prospectus supplement; or

  •
  any other subsequently filed document which also is incorporated by reference in, or is deemed to be incorporated by reference to, this prospectus;

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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TABLE OF CONTENTS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
COX COMMUNICATIONS, INC.
THE OFFERING
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE AND DIVIDEND HISTORY OF THE CLASS A COMMON STOCK
DESCRIPTION OF CAPITAL STOCK
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE